UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GenOn Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0655566
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1000 Main Street Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

GenOn Energy, Inc. 2010 Omnibus Incentive Plan

GenOn Energy, Inc. 2002 Long-Term Incentive Plan

GenOn Energy, Inc. 2002 Stock Plan
Long-Term Incentive Plan of GenOn Energy, Inc.
GenOn Energy, Inc. Transition Stock Plan

Mirant Corporation 2005 Omnibus Incentive Compensation Plan

(Full title of the plan)

Brian E. Curci, Esq.

GenOn Energy, Inc.

1000 Main Street

Houston, Texas 77002

(Name and address of agent for service)

(832) 357-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-170952) (the “Registration Statement”) initially filed with the Securities and Exchange Commission on December 3, 2010 by GenOn Energy, Inc., a Delaware corporation (the “Registrant”), is being filed to deregister all unsold shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”) and associated Series A preferred share purchase rights (the “Rights”) that were originally reserved for issuance under the GenOn Energy, Inc. 2010 Omnibus Incentive Plan, the GenOn Energy, Inc. 2002 Long-Term Incentive Plan, the GenOn Energy, Inc. 2002 Stock Plan and the Mirant Corporation 2005 Omnibus Incentive Compensation Plan.

On December 14, 2012, pursuant to an Agreement and Plan of Merger dated as of July 20, 2012 (the “Merger Agreement”) by and among the Registrant, NRG Energy, Inc., a Delaware corporation (the “NRG”), and Plus Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Registrant (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving entity in the merger and a wholly-owned subsidiary of NRG (the “Merger”). In connection with the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement.  In accordance with an undertaking contained in the Registration Statement, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, all of the shares of Common Stock and Rights registered that remain unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 14, 2012.

GENON ENERGY, INC.

By:	/s/ Brian E. Curci
Name: Brian E. Curci
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David W. Crane	President	December 14, 2012
David W. Crane	(Principal Executive Officer)

/s/ Kirkland B. Andrews	Vice President	December 14, 2012
Kirkland B. Andrews	(Principal Financial Officer)

/s/ Ronald B. Stark	Vice President	December 14, 2012
Ronald B. Stark	(Principal Accounting Officer)

/s/ David W. Crane	Director	December 14, 2012
David W. Crane